Exhibit 99.4

IRREVOCABLE UNDERTAKING

This Agreement is made this twenty-fifth day of June 2008.

BETWEEN:

(1)         STAPLES ACQUISITION B.V., a company incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands (“Staples”); and

(2)         [•], a company incorporated under the laws of [•], having its office address at [•] ([•]) (the “Shareholder”).

WHEREAS:

(A)        Staples made a public offer to acquire inter alia all the issued and outstanding depositary receipts of preference shares A in the share capital of Corporate Express N.V. (the “Company”) with a nominal value of EUR 1.20 each (the “Preference Shares”) against a consideration in cash of EUR 3.15 per Preference Share (the “Offer”), as set out in the offer memorandum (the “Offer Document”) as published on 19 May 2008, as amended from time to time;

(B)         The Shareholder holds [•] Preference Shares (the “Subject Shares”).

(C)         Staples wishes to secure the tender by the Shareholder in the Offer of the Subject Shares and intends to increase its offer price for each Preference Share to EUR [•] (the “Increased Offer Price”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.           IRREVOCABLE UNDERTAKING

1.1         Subject to the terms of this Agreement the Shareholder hereby undertakes and agrees to accept the Offer and to tender the Subject Shares under the Offer.

1.2         The Shareholder hereby confirms and represents to Staples that:

1.2.1         the Shareholder owns and holds and has the power to accept the Offer and to tender under the Offer the Subject Shares;

1.2.2         it has all relevant power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the acceptance of the Offer in respect of the Subject Shares) and there are no restrictions or limitations pertaining thereto;

1.2.3         it does not hold any other Preference Shares or any rights to subscribe, purchase or otherwise acquire any other Preference Shares; and

1.2.4         other than specifically provided for in this Agreement, it is not relying on any representation or warranty from Staples or any of its affiliates, directors, employees or advisors.

1.3         The Shareholder’s irrevocable acceptance of the Offer in respect of the Subject Shares shall be made ultimately on Thursday 26 June 2008.

1.4         The Subject Shares shall be tendered with full title guarantee free from any charge, pledge, lien, restriction, right of first refusal, right of pre-emption, or other encumbrance or security interest, or another type of preferential arrangement having similar effect (collectively, “Liens”) and shall be delivered with all rights attaching to the Subject Shares at the date of settlement of the Offer as described in the Offer Document.

1.5         Unless and until the Offer lapses or is withdrawn, the Shareholder will, unless specifically permitted by this Agreement, not:

1.5.1         sell, transfer, grant any option over or otherwise dispose of, or bring about a transaction in, any of the Subject Shares or any interest in any of the Subject Shares, except under the Offer;  or

1.5.2         grant any Lien over or in respect of any of the Subject Shares or any interest in any of the Subject Shares; or

1.5.3         withdraw the tender referred to in clause 1.1.

2.           TERMINATION OF THIS AGREEMENT

This Agreement shall lapse immediately if Staples has not publicly announced that it increased its offer price for each Preference Share to the Increased Offer Price within one (1) business day following the signing of this Agreement;

3.           MISCELLANEOUS

3.1         Staples warrants that in entering into this Agreement it is acting in conformity with all relevant Dutch and US laws and regulations and that it shall procure that, on the day of the announcement of the Increased Offer Price, the existence of this Agreement shall be made public in a press release published on the website of Staples, Inc.

3.2         This Agreement is without prejudice to any relevant legal and regulatory provisions in The Netherlands, the United Kingdom, the United States of America or other relevant jurisdictions regarding inter alia, notification of securities transactions and prevention of insider trading that may apply to Staples and/or the Shareholder.

3.3         Each party shall pay its own costs and expenses incurred in the preparation, execution and enforcement of this Agreement.

4.           GOVERNING LAW AND JURISDICTION

This Agreement is governed by, and shall be construed in accordance with, the laws of The Netherlands. Any dispute arising out of or in connection with this Agreement

(including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The arbitral proceedings shall be conducted in the English language. The arbitrators will decide according to the rules of law. This paragraph shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

AS AGREED AND SIGNED in two counterparts on the date first above written.

STAPLES ACQUISITION B.V.

By:
Title:

[SHAREHOLDER]

By:
Title:

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